Exhibit 99.1

Contact:

Randy Jonkers

Chief Financial Officer

800.287.4383

investor.relations@pervasive.com

Pervasive Software Reports Results for its Second Quarter of Fiscal Year 2007

Company Reports 24th Consecutive Profitable Quarter and Authorizes a New $5.0 Million Stock Repurchase Program

AUSTIN, TEXAS – January 23, 2007 – Pervasive Software® Inc. (NASDAQ:PVSW), a global value leader in embeddable data management and integration software, today announced financial results for the second fiscal quarter ending December 31, 2006.

“I am pleased with the results we achieved in the December quarter, representing our twenty-fourth consecutive quarter of profitability, continued growth in cash and an active stock repurchase program,” said John Farr, president and CEO of Pervasive Software. “We continue to manage our business for profitability and positive cash flow generation as we maintain our focus on achieving Pervasive’s product and channel partner development goals for fiscal 2007.”

Revenue was $10.1 million for the second quarter of fiscal year 2007, compared to $11.3 million for the second quarter of last fiscal year. On a GAAP-basis, net income was $0.6 million, or $0.03 diluted earnings per share, for the quarter, compared to net income of $0.5 million, or $0.02 diluted earnings per share, for the second quarter of last fiscal year. On a pro forma basis, as described below, Pervasive realized pro forma net income of $1.3 million, or $0.06 diluted and fully-taxed earnings per share, in the second quarter of fiscal year 2007, compared to pro forma net income of $1.2 million, or $0.05 diluted and fully-taxed earnings per share, in the second quarter of last fiscal year.

Pervasive continued to generate positive cash flow from operations with $2.8 million in the second quarter of fiscal 2007, ending the quarter with $45.0 million in cash and marketable securities and no debt, representing approximately $2.06 per issued and outstanding share.

As previously reported on Form 8-K dated December 15, 2006, Pervasive acquired 683,800 shares of Pervasive common stock on the open market at a total cost of approximately $2.5 million, or approximately $3.70 price per share, during the quarter ended December 31, 2006, resulting in the full utilization of its $5.0 million stock repurchase program announced in July 2006. The Board of Directors approved a new stock repurchase plan effective December 14, 2006, whereby the company may repurchase shares of its common stock with a value of up to $5.0 million. Under the company’s prior three repurchase programs, more than 3,391,000 shares of the company’s common stock have been acquired on the open market at a total cost of approximately $12.4 million. Depending on market conditions and other factors, such purchases may be commenced or suspended at any time without prior notice.

Business Outlook

For the third fiscal quarter ending March 31, 2007, Pervasive expects revenue to be in the range of $9.5 million to $10.5 million and GAAP-basis diluted earnings per share of $0.01 to $0.04. GAAP-basis profitability is expected to include amortization of purchased intangibles and stock-based compensation expense, together representing approximately $0.8 million in the third quarter of fiscal year 2007. In each quarter of fiscal year 2007, the company intends to present pro forma results of operations, before amortization of purchased intangibles and stock-based compensation expense, and with all periods tax effected on a pro forma basis at a consistent statutory rate of 34% on pre-tax income. Presentation of pro forma results with a consistent statutory tax rate of 34% is believed to assist the investor community in comparison of Pervasive’s pro forma results from period to period as well as comparison of Pervasive’s results with that of comparable companies. The company expects pro forma adjustments to result in pro forma diluted and fully taxed earnings per share of approximately $0.04 to $0.07 in the March quarter, compared to pro forma diluted and fully-taxed earnings per share of $0.06 for the March quarter of fiscal year 2006.

Pervasive management believes that the pro forma results described in this release are useful for an understanding of Pervasive’s ongoing operations because GAAP expected results include non-cash charges associated with the amortization of purchased intangibles and stock-based compensation expense. Management uses these pro forma results to compare the company’s performance to that of prior periods for analysis of trends, and to evaluate the company’s financial strength, develop budgets, manage expenditures and develop a financial outlook. Pro forma results are supplemental and are not intended as a substitute for GAAP results.

Conference Call Details

Pervasive will host a conference call to discuss these results with the investment community today at 5:00 P.M. Eastern time. The dial-in numbers for the call are 877-808-2426 (toll-free) or 706-634-9536 (international). The conference name is “Pervasive Software Inc”. The conference call may also be accessed live over the Web at www.pervasive.com/ircalendar. Check the Web site before the call for login information. Replay will be available 8 P.M Eastern Tuesday, January 23, to midnight, Tuesday, January 30, by dialing 800-642-1687 (toll-free) or 706-645-9291 (international), and selecting Conference ID 5985386. Additionally, the Webcast will be archived on Pervasive’s website at http://www.pervasive.com/ircalendar.

About Pervasive Software

Pervasive Software (NASDAQ: PVSW) provides embeddable data management and integration software to help companies grow and extend the value of their data investments. For more than two decades, Pervasive has delivered value with a compelling combination of performance, flexibility, reliability and low total cost of ownership.

Today, Pervasive is leading its chosen markets by defining and accelerating the inevitable transition from high cost to high value. Pervasive’s hallmark is the size, diversity and loyalty of its customer base, partners and channels: tens of thousands of customers in virtually every industry, in more than 150 countries, rely on Pervasive to manage, integrate, analyze and secure their critical data. For additional information, go to www.pervasive.com.

Cautionary Statement

This document contains forward-looking statements that involve risks and uncertainties concerning the company, including the company’s expected performance for the third quarter ending March 31, 2007, and the company’s strategy and profitability going forward. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These risks and uncertainties include, among others, the company’s ability to attract and retain existing and/or new customers; the company’s ability to issue new products or releases of solutions that meet customers’ needs or achieve acceptance by the company’s customers; changes to current accounting policies which may have a significant, adverse impact upon the company’s financial results; the introduction of new products by competitors or the entry of new competitors; the company’s ability to preserve its key strategic relationships; the company’s ability to hire and retain key employees; and economic and political conditions in the US and abroad. All of these factors may result in significant fluctuations in the company’s quarterly operating results and/or its ability to sustain or increase its profitability. More about potential factors that could affect the company’s business and financial results is included in Pervasive’s Form 10-Q for the quarter ended September 30, 2006 and Form 10-K/A for the fiscal year ended June 30, 2006, which are on file with the SEC and available at the SEC’s website at www.sec.gov. Pervasive is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.

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All Pervasive brand and product names are trademarks or registered trademarks of Pervasive Software Inc. in the United States and other countries. All other marks are the property of their respective owners.

Pervasive Software Inc.

Condensed Consolidated Statements of Operations (GAAP) (A)

(in thousands, except per share data)

(Unaudited)

	Three months ended December 31		Six months ended December 31
	2006	2005	2006	2005
Revenues:
Product licenses	$7,268	$8,287	$14,249	$17,143
Services and other	2,808	2,989	5,794	5,823

Total revenue	10,076	11,276	20,043	22,966

Costs and expenses:
Cost of product licenses	908	615	1,949	1,188
Cost of services and other	1,078	1,324	2,225	2,775
Sales and marketing	3,693	4,911	7,409	9,952
Research and development	2,506	2,509	4,755	5,386
General and administrative	1,405	1,692	2,922	3,317

Total costs and expenses	9,590	11,051	19,260	22,618

Operating income	486	225	783	348

Interest and other income, net	563	324	1,082	583
Income tax provision	(488)	(50)	(574)	(100)

Net income	$561	$499	$1,291	$831

Diluted earnings per share	$0.03	$0.02	$0.06	$0.04

Shares used in computing diluted earnings per share	21,932	22,536	22,075	22,555

(A)	See pro forma results of operations and related reconciliation to GAAP results for the three and six months ended December 31, 2006 and December 31, 2005 on subsequent pages of this release.

Pervasive Software Inc.

Pro Forma Condensed Consolidated Statements of Operations (A)

(in thousands, except per share data)

(Unaudited)

	Three months ended December 31, 2006			Three months ended December 31, 2005
	Total Consolidated GAAP	Pro Forma Adjustments (B)	Pro Forma Adjusted	Total Consolidated GAAP	Pro Forma Adjustments (B)	Pro Forma Adjusted
Revenues:
Product licenses	$7,268	$—	$7,268	$8,287	$—	$8,287
Services and other	2,808	—	2,808	2,989	—	2,989

Total revenue	10,076	—	10,076	11,276	—	11,276

Costs and expenses:
Cost of product licenses	908	(317)	591	615	(317)	298
Cost of services and other	1,078	(17)	1,061	1,324	(33)	1,291
Sales and marketing	3,693	(133)	3,560	4,911	(270)	4,641
Research and development	2,506	(57)	2,449	2,509	(160)	2,349
General and administrative	1,405	(337)	1,068	1,692	(418)	1,274

Total costs and expenses	9,590	(861)	8,729	11,051	(1,198)	9,853

Operating income	486	861	1,347	225	1,198	1,423
Interest and other income, net	563	—	563	324	—	324
Income tax provision	(488)	(161)	(649)	(50)	(544)	(594)

Net income	$561	$700	$1,261	$499	$654	$1,153

Diluted earnings per share	$0.03		$0.06	$0.02		$0.05

Shares used in computing diluted earnings per share	21,932		22,472	22,536		23,142

(A)	See Unaudited Condensed Consolidated Statements of Operations on a prior page of this release. Pro forma presentation is not intended to replace GAAP presentation. Pro forma measures are calculated in the manner described in this release.

(B)	Pro forma adjustments consist of: (1) $0.3 million of purchased intangibles amortization in the quarters ending December 31, 2006 and 2005 related to the Data Junction acquisition; (2) $0.5 million and $0.9 million of stock based compensation expense for the quarters ending December 31, 2006 and 2005, respectively, in accordance with Statement of Financial Accounting Standards No. 123R; and (3) income tax adjustments in order to present pro forma results using a statutory tax rate of 34%.

Pervasive Software Inc.

Pro Forma Condensed Consolidated Statements of Operations (A)

(in thousands, except per share data)

(Unaudited)

	Six months ended December 31, 2006			Six months ended December 31, 2005
	Total Consolidated GAAP	Pro Forma Adjustments (B)	Pro Forma Adjusted	Total Consolidated GAAP	Pro Forma Adjustments (B)	Pro Forma Adjusted
Revenues:
Product licenses	$14,249	$—	$14,249	$17,143	$—	$17,143
Services and other	5,794	—	5,794	5,823	—	5,823

Total revenue	20,043	—	20,043	22,966	—	22,966

Costs and expenses:
Cost of product licenses	1,949	(634)	1,315	1,188	(634)	554
Cost of services and other	2,225	(35)	2,190	2,775	(62)	2,713
Sales and marketing	7,409	(324)	7,085	9,952	(544)	9,408
Research and development	4,755	(117)	4,638	5,386	(322)	5,064
General and administrative	2,922	(644)	2,278	3,317	(823)	2,494

Total costs and expenses	19,260	(1,754)	17,506	22,618	(2,385)	20,233

Operating income	783	1,754	2,537	348	2,385	2,733
Interest and other income, net	1,082	—	1,082	583	—	583
Income tax provision	(574)	(656)	(1,230)	(100)	(1,027)	(1,127)

Net income	$1,291	$1,098	$2,389	$831	$1,358	$2,189

Diluted earnings per share	$0.06		$0.11	$0.04		$0.09

Shares used in computing diluted earnings per share	22,075		22,721	22,555		23,209

(A)	See Unaudited Condensed Consolidated Statements of Operations on a prior page of this release. Pro forma presentation is not intended to replace GAAP presentation. Pro forma measures are calculated in the manner described in this release.

(B)	Pro forma adjustments consist of: (1) $0.6 million of purchased intangibles amortization for the six months ending December 31, 2006 and 2005 related to the Data Junction acquisition; (2) $1.1 million and $1.8 million of stock based compensation expense for the six months ending December 31, 2006 and 2005, respectively, in accordance with Statement of Financial Accounting Standards No. 123R; and (3) income tax adjustments in order to present pro forma results using a statutory tax rate of 34%.

Pervasive Software Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2006	June 30, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and marketable securities	$45,009	$43,542
Trade accounts receivable, net	6,282	7,383
Deferred tax assets, net	1,453	1,900
Prepaid expenses and other current assets	1,534	1,773

Total current assets	54,278	54,598

Property and equipment, net	1,592	1,724

Purchased technology, net	3,168	4,663
Goodwill	38,953	38,953
Deferred tax assets, net	400	400
Other assets	220	300

Total assets	$98,611	$100,638

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,300	$5,885
Deferred revenue	5,585	5,592

Total current liabilities	10,885	11,477

Stockholders' equity	87,726	89,161

Total liabilities and stockholders' equity	$98,611	$100,638